EXHIBIT 1
JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Caris Life Sciences, Inc. dated as of August 14, 2025 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

J.H. Whitney VI L.P.
Signature:	/s/ Paul R. Vigano
Name/Title:	Paul R. Vigano, Managing Member of J.H. Whitney Equity Partners VI, LLC, its General Partner
Date:	08/14/2025

J.H. Whitney Equity Partners VI, LLC
Signature:	/s/ Paul R. Vigano
Name/Title:	Paul R. Vigano, Managing Member
Date:	08/14/2025

Paul R. Vigano
Signature:	/s/ Paul R. Vigano
Name/Title:	Paul R. Vigano
Date:	08/14/2025

Robert M. Williams, Jr.
Signature:	/s/ Robert M. Williams, Jr.
Name/Title:	Robert M. Williams, Jr.
Date:	08/14/2025